Exhibit 10.3

April 4, 2008

Galileo International, L.L.C.
300 Galleria Parkway, N.W.
Atlanta, GA 30339

Re:  Second Amendment to Subscriber Services Agreement, dated as of July 23, 2007, between Galileo International, L.L.C., Galileo Nederland B.V. and Orbitz Worldwide, LLC (“Agreement”)

Ladies and Gentlemen:

This letter constitutes a Second Amendment (“Second Amendment”) to the Agreement referenced above. Capitalized terms used in this Second Amendment and not otherwise defined shall be used as defined in the Agreement.

Effective as of full execution of this Second Amendment, Galileo and Orbitz hereby agree as follows:

1.	The following shall be added to the Agreement as Section 5.B(iv):

Movement of Segments between Travelport GDSs.  Notwithstanding Section 2.G of the Agreement, in the event that an Orbitz Worldwide Agency is unable to make a Segment in the applicable Travelport GDS solely because the applicable Travelport GDS is not capable of performing its intended functions (excluding scheduled outages), the Orbitz Worldwide Agency may move that Segment (and any other Segments in the same PNR) to another Travelport GDS. Such Segment-by-Segment migration may continue only for so long as the applicable Travelport GDS remains unusable. Galileo will build, at Galileo’s cost, an interface to the Worldspan CRS for use by the Orbitz International Agencies. Until such interface is completed and operating in a manner that does not have a material negative commercial impact to the Orbitz International Agencies, if an Orbitz International Agency is unable to make Segments in the applicable Travelport GDS solely because the applicable Travelport GDS is not capable of performing its intended functions (excluding scheduled outages), such Orbitz International Agency can fail over to a non-Travelport GDS, only for so long as the Travelport GDS remains unusable.

2.	General. This Second Amendment shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto or their successors in interest, except as expressly provided in the Agreement. Each Party to this Second Amendment agrees that, other than as expressly set out in this Second Amendment, nothing in this Second Amendment is intended to alter the rights, duties and obligations of the Parties under the Agreement, which shall remain in full force and effect as amended hereby. In the event of a conflict between the terms and conditions of this Second Amendment and the terms and conditions of the Agreement, the terms and conditions of this Second Amendment shall govern. This Second Amendment may be executed by the Parties in separate counterparts and each counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

The Parties have caused this Second Amendment to be executed by the signatures of their respective authorized representatives.

Orbitz Worldwide, LLC	Galileo International, L.L.C.

/s/ Stephen C. Praven	/s/ Michael Dodds

Name: Stephen C. Praven	Name: Michael Dodds

Title: VP, Business Development	Title: GVP, Commercial Finance

Date: 8/07/08	Date: June 10, 2008

Galileo Nederland B.V.

/s/ Marco van Ieperen

Name: Marco van Ieperen

Title: Director

Date: 30 June 2008